EXHIBIT 99.1
News Release
Contacts:	Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel To Invest In Specialty Steel Operations
Projects Will Lower Costs and Provide Additional Coated Electrical Steel Shipments
WEST CHESTER, OH, October 22, 2007 — AK Steel (NYSE: AKS) said today that its board of directors had approved capital investments to lower production costs, and increase electrical steel capacity, at its specialty steel operations in Butler, Pennsylvania and Zanesville, Ohio.  The capital investments will include a new electric arc furnace (EAF) and ladle metallurgy furnace (LMF), as well as additional electrical steel finishing equipment.  The projects, totaling $180 million, will provide flexibility in helping AK Steel serve growing electrical steel demand, as well as the opportunity to increase carbon steel production at its Butler Works.  The projects are expected to be completed by the end of 2009.
 “Our grain-oriented electrical steels continue to be in high demand and short supply,” said James L. Wainscott, chairman, president and CEO of AK Steel.  “The capital investments announced today will help serve the robust markets for new, highly efficient electrical transformers in the United States and elsewhere around the world.”
New electrical efficiency standards recently promulgated in the United States, as well as aging electrical generation and transmission infrastructures in some regions of the world, are driving the increased demand for grain-oriented electrical steels, according to AK Steel.  When the electrical steel projects have been completed, AK Steel’s grain-oriented electrical steel capacity will increase to approximately 344,000 tons annually.  The new capital equipment will allow AK Steel to increase production of its highest efficiency product, as well as increase its coating capacity for all grades of grain-oriented electrical steels.
Projects Detailed
Currently, AK Steel operates three EAFs in Butler.  The capital investment announced today will replace two of the existing EAFs with a single furnace capable of melting more than 1.45 million tons annually, about 40% more than is currently produced with a three-furnace operation.  If warranted by market conditions, that additional capacity could be used to produce approximately 400,000 tons of carbon steel slabs annually, thus improving the company’s self sufficiency by substantially reducing its need to purchase merchant slabs.  One of the existing EAFs will be preserved to provide additional manufacturing flexibility.  The addition of a ladle metallurgy furnace will help improve the quality and productivity of all of Butler’s melt capacity by allowing additional chemistry and temperature refinements prior to continuous casting.
Additional annealing and coating equipment at Butler Works, as well as at Zanesville Works, will allow AK Steel to increase its shipments of high valued-added grain-oriented electrical steels.  The electrical steel project announced today is the fourth expansion of AK Steel’s electrical steel capacity since 2004.
Headquartered in West Chester, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets. AK Steel is one of the largest producers in the world of silicon-alloy electrical steels and is the leading domestic producer of the high value-added grain-oriented grades. Grain-oriented electrical steels are used in the manufacture of energy-efficient power generation and distribution transformers.
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